Exhibit 99.1

NEWS RELEASE

CONTACTS: Media Erin DiPietro Manager Corporate Communications T - (412) 433-6845 E - emdipietro@uss.com	Investors/Analysts Dan Lesnak General Manager Investor Relations T - (412) 433-1184 E - dtlesnak@uss.com

FOR IMMEDIATE RELEASE:
UNITED STATES STEEL CORPORATION REPORTS FIRST QUARTER 2017 RESULTS

•	Net loss of $180 million, or $1.03 per diluted share

•	Total liquidity of $2.8 billion, including $1.3 billion of cash

•	Adjusted EBITDA of $74 million

PITTSBURGH, April 25, 2017 – United States Steel Corporation (NYSE: X) reported a first quarter 2017 net loss of $180 million, or $1.03 per diluted share, which included an unfavorable adjustment of $35 million, or $0.20 per diluted share, associated with the loss on the shutdown of certain tubular assets. This compared to a first quarter 2016 net loss of $340 million, or $2.32 per diluted share, and a fourth quarter 2016 net loss of $105 million, or $0.61 per diluted share.
For a description of the non-generally accepted accounting principles (non-GAAP) measures and a reconciliation from net earnings (loss) attributable to U. S. Steel, see the non-GAAP Financial Measures section.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2017	4Q 2016	1Q 2016
Net Sales	$2,725	$2,650	$2,341
Segment loss before interest and income taxes
Flat-Rolled	$(90)	$65	$(188)
U. S. Steel Europe	87	63	(14)
Tubular	(57)	(87)	(64)
Other Businesses	13	21	14
Total segment (loss) earnings before interest and income taxes	$(47)	$62	$(252)
Postretirement (expense) benefit income	(16)	26	16
Other items not allocated to segments	(35)	(152)	(25)
Loss before interest and income taxes	$(98)	$(64)	$(261)
Net interest and other financial costs	63	43	65
Income tax provision (benefit)	19	(2)	14
Less: Net earnings attributable to the noncontrolling interests	—	—	—
Net loss attributable to United States Steel Corporation	$(180)	$(105)	$(340)
-Loss per basic share	$(1.03)	$(0.61)	$(2.32)
-Loss per diluted share	$(1.03)	$(0.61)	$(2.32)

Adjusted earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) (a)	$74	$211	$(107)
(a) Please refer to the non-GAAP Financial Measures section of this document for the reconciliation of net loss attributable to United States Steel Corporation to adjusted EBITDA.
Commenting on results, U. S. Steel Chief Executive Officer Mario Longhi said, "While our segment results improved by over $200 million compared with the first quarter of 2016, operating challenges at our Flat-Rolled facilities prevented us from benefiting fully from improved market conditions. However, we continue to be encouraged by the strength of our European business and we are also seeing improving energy markets. Overall, improved commercial conditions more than offset higher raw materials and energy costs and increased maintenance and outage spending driven by our asset revitalization efforts. The execution of our asset revitalization program and the continued implementation of reliability centered maintenance practices are critical to achieving sustainable improvements in our operating performance and costs. We have built the financial strength and resources to move forward more aggressively on these initiatives, and remain focused on providing the service and solutions that will create value for our stockholders, customers, employees, and other stakeholders."
Segment loss before interest and income taxes was $47 million, or $13 per ton, for the first quarter of 2017 compared with segment earnings before interest and income taxes of $62 million, or $16 per ton, in the fourth quarter of 2016 and a segment loss before interest and income taxes of $252 million, or $70 per ton, in the first quarter of 2016.
For the first quarter of 2017, we recorded a tax provision of $19 million on our pre-tax loss of $161 million. Due to the full valuation allowance on our domestic deferred tax assets, the tax provision does not reflect any additional tax benefit for domestic pretax losses.
We generated negative operating cash flow of $135 million for the three months ended March 31, 2017, primarily associated with an investment in working capital in the quarter. As of March 31, 2017, we had $1.3 billion of cash and $2.8 billion of total liquidity.
Segment Analysis
First quarter results for our Flat-Rolled segment declined significantly compared with the fourth quarter, as we expected, primarily due to higher raw material costs, increased planned outage costs, seasonally lower results from our mining operations, and restart costs associated with the Granite City hot strip mill and our Keetac iron ore mine. Also contributing to the decline in results was a $20 million charge from using the last-in-first-out (LIFO) inventory method in the first quarter, while we recognized a $40 million LIFO benefit in the fourth quarter. These factors were only partially offset by higher average realized prices and benefits from slightly increased shipments that were limited by operating challenges at our facilities.
First quarter results for our European segment improved compared with the fourth quarter due to increased average realized prices and a favorable first-in-first-out (FIFO) inventory impact. These benefits were partially offset by lower shipment volumes and higher raw material costs, particularly for coking coal and iron ore.
First quarter results for our Tubular segment improved compared with the fourth quarter due to higher prices, increased shipments, lower spending and the absence of an unfavorable lower of cost or market adjustment for obsolete inventory taken in the fourth quarter. These benefits were partially offset by increased substrate costs.
Change in Accounting Estimate – Capitalization and Depreciation Method
During the first quarter of 2017, we completed a review of our accounting policy for property, plant and equipment depreciated on a group basis. As a result of this review, we changed our accounting method for property, plant and equipment from the group method of depreciation to the unitary method of depreciation, effective as of January 1, 2017. The change from the group method to the unitary method is preferable under accounting principles generally accepted in the U.S. as it will result in a more precise estimate of depreciation expense. Additionally, the change to the unitary method of depreciation is consistent with the depreciation method applied by our competitors and improves the comparability of our results to our competitors' results. Due to the application of the unitary method of depreciation and resultant change in our capitalization policy, maintenance and outage spending that had previously been expensed will now be capitalized if it extends the useful life of the related asset. The 2017 estimated impact is an approximately $175 million decrease in operating expense.
The impact of the change in accounting method is included in the Outlook for 2017 below.
2017 Outlook
Commenting on U. S. Steel’s Outlook for 2017, Longhi said, "Market conditions have continued to improve, and we will realize greater benefits as these improved conditions are recognized more fully in our future results. We are focused on long-term and sustainable improvements in our business model that will position us to continue to be a strong business partner that creates value for our customers. This remains a cyclical industry and we will not let favorable near-term business conditions distract us from taking the outages we need to revitalize our assets in order to achieve more reliable and consistent operations, improve quality and cost performance, and generate more consistent financial results. We issued equity last August to give us the financial strength and liquidity to position us to establish an asset revitalization plan large enough to resolve our issues, and to see that plan through to completion. As we get deeper into our asset revitalization efforts, we are seeing opportunities for greater efficiency in implementing our plan. We believe we can create more long-term and sustainable value by moving faster now. We have made the strategic decision to accelerate our efforts to resolve the issues that challenge our ability to achieve sustainable long-term profitability. We believe our objective to achieve economic profit across the business cycle will result in true value creation for all of our stakeholders over the long-term."
If market conditions, which include spot prices, raw material costs, customer demand, import volumes, supply chain inventories, rig counts and energy prices, remain at their current levels, we expect:

•	2017 net earnings of approximately $260 million, or $1.50 per share, and adjusted EBITDA of approximately $1.1 billion;

•	Results for our Flat-Rolled, European, and Tubular segments to be higher than 2016; and

•	Other Businesses to be comparable to 2016 and approximately $50 million of postretirement benefit expense.
We believe market conditions will change, and as changes occur during the balance of 2017, we expect these changes to be reflected in our net earnings and adjusted EBITDA.

Please refer to the non-GAAP Financial Measures section of this document for the reconciliation of the Outlook net earnings to adjusted EBITDA.
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We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance.
We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies.
Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges and impairment charges that are not part of the Company's core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges and impairment charges. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial Outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.
A consolidated statement of operations (unaudited), consolidated cash flow statement (unaudited), condensed consolidated balance sheet (unaudited) and preliminary supplemental statistics (unaudited) for U. S. Steel are attached.

The Company will conduct a conference call on first quarter earnings on Wednesday, April 26, at 8:30 a.m. Eastern Daylight. To listen to the webcast of the conference call, visit the U. S. Steel website, www.ussteel.com, and click on the “Investors” section.
For more information on U. S. Steel, visit our website at www.ussteel.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and those described from time to time in our future reports filed with the Securities and Exchange Commission.
References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

-oOo-
2017-015

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2017	2016	2016
NET SALES	$2,725	$2,650	$2,341

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,561	2,430	2,436
Selling, general and administrative expenses	97	49	69
Depreciation, depletion and amortization	137	123	129
Earnings from investees	(4)	(7)	(45)
Restructuring and other charges	33	121	10
Net (gain) loss on disposal of assets	(1)	(1)	3
Other income, net	—	(1)	—

Total operating expenses	2,823	2,714	2,602

LOSS BEFORE INTEREST AND INCOME TAXES	(98)	(64)	(261)
Net interest and other financial costs	63	43	65

LOSS BEFORE INCOME TAXES	(161)	(107)	(326)
Income tax provision (benefit)	19	(2)	14

Net loss	(180)	(105)	(340)
Less: Net earnings (loss) attributable to the
noncontrolling interests	—	—	—
NET LOSS ATTRIBUTABLE TO
UNITED STATES STEEL CORPORATION	$(180)	$(105)	$(340)

COMMON STOCK DATA:

Net loss per share attributable to
United States Steel Corporation stockholders:
Basic	$(1.03)	$(0.61)	$(2.32)
Diluted	$(1.03)	$(0.61)	$(2.32)

Weighted average shares, in thousands
Basic	174,242	172,975	146,402
Diluted	174,242	172,975	146,402

Dividends paid per common share	$0.05	$0.05	$0.05

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2017	2016
Cash (used in) provided by operating activities:
Net loss	$(180)	$(340)
Depreciation, depletion and amortization	137	129
Restructuring and other charges	33	10
Pensions and other postretirement benefits	14	(9)
Deferred income taxes	2	9
Net (gain) loss on disposal of assets	(1)	3
Working capital changes	(170)	294
Income taxes receivable/payable	15	5
Other operating activities	15	12
Total	(135)	113

Cash used in investing activities:
Capital expenditures	(47)	(148)
Other investing activities	(4)	(4)
Total	(51)	(152)

Cash used in financing activities:
Repayment of long-term debt	—	(17)
Dividends paid	(9)	(7)
Receipt from exercise of stock options	12	—
Taxes paid for equity compensation plans (a)	(7)	—
Total	(4)	(24)

Effect of exchange rate changes on cash	1	13

Net decrease in cash and cash equivalents	(189)	(50)
Cash and cash equivalents at beginning of the year	1,515	755

Cash and cash equivalents at end of the period	$1,326	$705
(a) Effective January 1, 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation(ASU 2016-09). As a result of adopting ASU 2016-09, cash taxes paid by the Company when directly withholding shares for tax withholding purposes have been classified as a cash flow financing activity. The adoption of this component of ASU 2016-09 was applied retrospectively, but was not significant to the cash flow statement for the three months ended March 31, 2016.

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2017	2016
Cash and cash equivalents	$1,326	$1,515
Receivables, net	1,399	1,248
Inventories	1,718	1,573
Other current assets	35	20
Total current assets	4,478	4,356
Property, plant and equipment, net	3,880	3,979
Investments and long-term receivables, net	533	528
Intangible assets, net	173	175
Other assets	122	122

Total assets	$9,186	$9,160

Accounts payable and other accrued liabilities	$1,911	$1,668
Payroll and benefits payable	320	400
Short-term debt and current maturities of long-term debt	281	50
Other current liabilities	206	213
Total current liabilities	2,718	2,331
Long-term debt, less unamortized discount and debt issuance costs	2,752	2,981
Employee benefits	1,180	1,216
Other long-term liabilities	362	357
United States Steel Corporation stockholders' equity	2,173	2,274
Noncontrolling interests	1	1

Total liabilities and stockholders' equity	$9,186	$9,160

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and adjusted EBITDA, which are non-GAAP measures, as additional measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with the net earnings (loss), is a relevant indicator of trends relating to cash generating activity and provides management and investors with additional information for comparison of our operating results to the operating results of other companies. Adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share are non-GAAP measures that exclude the effects of restructuring charges and impairment charges that are not part of the Company’s core operations. Adjusted EBITDA is also a non-GAAP measure that excludes the effects of restructuring charges and impairment charges. We present adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA to enhance the understanding of our ongoing operating performance and established trends affecting our core operations, particularly cash generating activity, by excluding the effects of restructuring charges, impairment charges and losses associated with non-core operations that can obscure underlying trends. U. S. Steel’s management considers adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA useful to investors by facilitating a comparison of our operating performance to the operating performance of our competitors, many of which use adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA as alternative measures of operating performance. Additionally, the presentation of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA provides insight into management’s view and assessment of the Company’s ongoing operating performance, because management does not consider the adjusting items when evaluating the Company’s financial performance or in preparing the Company’s annual financial Outlook. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and adjusted EBITDA should not be considered a substitute for net earnings (loss), earnings (loss) per diluted share or other financial measures as computed in accordance with U.S. GAAP and is not necessarily comparable to similarly titled measures used by other companies.

RECONCILIATION OF ADJUSTED EBITDA

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2017	2016	2016
Reconciliation to Adjusted EBITDA
Net loss attributable to United States Steel Corporation	$(180)	$(105)	$(340)
Income tax provision (benefit)	19	(2)	14
Net interest and other financial costs	63	43	65
Depreciation, depletion and amortization expense	137	123	129
EBITDA	39	59	(132)
Loss on shutdown of certain tubular assets	35	126	—
Supplemental unemployment, severance costs and other charges	—	(4)	25
Granite City works temporary idling charges	—	18	—
Impairment of equity method investment	—	12	—
Adjusted EBITDA	$74	$211	$(107)

UNITED STATES STEEL CORPORATION
NON-GAAP FINANCIAL MEASURES (Unaudited)

	Quarter Ended(a)
	March 31	Dec. 31	March 31
(Dollars in millions, except per share amounts)	2017	2016	2016
Reconciliation to adjusted net (loss) earnings attributable to United States Steel Corporation
Net loss attributable to United States Steel Corporation	$(180)	$(105)	$(340)
Loss on shutdown of certain tubular assets	35	126	—
Supplemental unemployment, severance costs and other charges	—	(4)	25
Granite City Works temporary idling charges	—	18	—
Impairment of equity investment	—	12	—
Total adjustments	35	152	25
Adjusted net (loss) earnings attributable to United States Steel Corporation	$(145)	$47	$(315)

Reconciliation to adjusted diluted net loss per share
Diluted net loss per share	$(1.03)	$(0.61)	$(2.32)
Loss on shutdown of certain tubular assets	0.20	0.73	—
Supplemental unemployment, severance costs and other charges	—	(0.03)	0.17
Granite City Works temporary idling charges	—	0.11	—
Impairment of equity investment	—	0.07	—
Total adjustments	0.20	0.88	0.17
Adjusted diluted net (loss) earnings per share	$(0.83)	$0.27	$(2.15)
(a) The adjustments included in this table have been tax effected at a 0% tax rate due to the recognition of a full valuation allowance.

UNITED STATES STEEL CORPORATION
RECONCILIATION OF ANNUAL ADJUSTED EBITDA OUTLOOK

Year Ended
Dec. 31
(Dollars in millions)	2017
Reconciliation to Projected Annual Adjusted EBITDA Included in Outlook
Projected net earnings attributable to United States Steel Corporation included in Outlook	$260
Estimated income tax expense	60
Estimated net interest and other financial costs	245
Estimated depreciation, depletion and amortization	500
Loss on shutdown of certain tubular assets	35
Projected annual adjusted EBITDA included in Outlook	$1,100

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2017	2016	2016
SEGMENT EARNINGS (LOSS) BEFORE INTEREST AND INCOME TAXES
Flat-Rolled	$(90)	$65	$(188)
U. S. Steel Europe	87	63	(14)
Tubular	(57)	(87)	(64)
Other Businesses	13	21	14
Total Segment (Loss) Earnings Before Interest and Income Taxes	(47)	62	(252)
Postretirement (expense) benefit income	(16)	26	16
Other items not allocated to segments:
Loss on shutdown of certain tubular assets	(35)	(126)	—
Supplemental unemployment and severance costs	—	4	(25)
Granite City Works temporary idling charges	—	(18)	—
Impairment of equity method investment	—	(12)	—

Loss before interest and income taxes	$(98)	$(64)	$(261)

CAPITAL EXPENDITURES
Flat-Rolled	$25	$14	$46
U. S. Steel Europe	14	15	29
Tubular	7	7	52
Other Businesses	1	2	21

Total	$47	$38	$148

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2017	2016	2016
OPERATING STATISTICS
Average realized price: (a)
Flat-Rolled ($/net ton)	719	692	611
U. S. Steel Europe ($/net ton)	594	484	458
U. S. Steel Europe (euro/net ton)	558	449	415
Tubular ($/net ton)	1,097	1,027	1,180
Steel Shipments (thousands of net tons):(a)
Flat-Rolled	2,404	2,369	2,498
U. S. Steel Europe	1,109	1,261	1,004
Tubular	144	138	89
Total Steel Shipments	3,657	3,768	3,591

Intersegment Shipments (thousands of net tons):
USSE to Flat-Rolled	22	—	—
Flat-Rolled to Tubular	—	—	42
Raw Steel Production (thousands of net tons):
Flat-Rolled	2,714	2,458	2,779
U. S. Steel Europe	1,258	1,278	1,152
Raw Steel Capability Utilization: (b)
Flat-Rolled	65%	57%	66%
U. S. Steel Europe	102%	101%	92%
(a) Excludes intersegment shipments.
(b) Based on annual raw steel production capability of 17.0 million net tons for Flat-Rolled and 5.0 million net tons for U. S. Steel Europe. The Flat-Rolled raw steel capability utilization, excluding the 2.8 million net tons of raw steel capability of Granite City Works that is currently idled, is 78%.